3.	CODE OF ETHICS

NOTE: See CODE OF ETHICS SUPPLEMENT DATED JUNE 7, 2021, at the end of this Code of Ethics.

A.	Definitions

Access Persons are responsible for reading and being familiar with each of the definitions below, which are used throughout the Code of Ethics. It is important that you understand the meaning of the definitions as their meaning may be more expansive or restrictive than in another context. All defined terms are capitalized in the Code of Ethics.

•	“1933 Act” – Securities Act of 1933, as amended.

•	“1934 Act” – Securities Exchange Act of 1934, as amended.

•	“1940 Act” – Investment Company Act of 1940, as amended.

•	“529 Plan” – A qualified tuition program or college savings plan that meets the requirements of Section 529 of the IRC.

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“Access Person(s)” – Any partner, officer, director, employee, intern, or consultant1 who has or may obtain access to non-public information regarding Clients’ purchase or sale of Securities, or non-public information regarding the portfolio holdings of any Client, or any person who is involved in making investment decisions on behalf of Clients, or who has access to such recommendations that are non-public. As the Adviser’s primary business is providing investment advice, all personnel are presumed to be Access Persons unless otherwise confirmed with the CCO. Each Access Person is required to understand and comply with applicable reporting requirements of this Code.[2]

•	“Access Person Account” – Any account holding Reportable Securities in which an Access Person has Beneficial Ownership.

•	“Adviser”, “Firm”, or “WIC” – Water Island Capital, LLC and companies controlling, controlled by, or under common control with the Adviser, such as WIC UK.

•	“Advisers Act” – Investment Advisers Act of 1940, as amended.

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“Automatic Investment Plan” – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation without affirmative action by the account owner, such as a dividend reinvestment plan.

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“Beneficial Ownership” – Having or sharing the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in Securities. Generally, an individual is considered to have a “Beneficial Ownership” interest in Securities held in any account that is owned individually or jointly with others or is maintained by or for:

•	A Family Member;

•	Any individuals who live in the Access Person’s household and over whose purchases, sales or trading activities the Access Person exercises control or investment discretion;

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Any persons for whom the Access Person provides financial support and (i) whose financial affairs are controlled by the Access Person, or (ii) for whom the Access Person provides discretionary advisory services with respect to such person’s ownership of Securities;

[1]	The CCO shall determine on a case-by-case basis whether interns, consultants, and temporary employees are Access Persons.
[2]	A list of all Access Persons will be maintained by the Firm’s Compliance Department.

•	Any trust or other arrangement that names the Access Person as a beneficiary or remainderman; or

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Any partnership, corporation, or other entity in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person exercises, either individually or together with others, effective control.

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“Bribery” or “Bribe” – The offering, promising, giving, accepting, or soliciting of an advantage as an inducement for an action which is illegal, improper, unethical, or a breach of trust. Inducements can take the form of Gifts, loans, fees, rewards, or other advantages, including offers of employment. The FCPA does not require the Bribe to have been consummated or to have succeeded in producing the desired outcome to be unlawful.

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“Business Partner” – Any person or entity not affiliated with the Adviser that does business with or seeks to do business with the Adviser or its affiliates, such as a Client, prospective client, broker/dealer, custodian bank, consultant, vendor, prospective vendor, and those working on their behalf, including, but not limited to, auditors, lawyers, accountants, and outsourced officers and independent trustees of a fund the Firm sponsors or manages.

•	“CCO” – The individual designated by the Adviser to serve as Chief Compliance Officer.

•	“Charitable Contribution” – Any donation or gift of value to an entity which qualifies as a charitable organization under section 501(c)(3) of the IRC, including the donation of time.

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“Client” or “Client Account” – Any fund or account advised or sub-advised by the Adviser, and, for purposes of the Code, any investors in a Private Fund sponsored by the Adviser or an affiliate of the Adviser.

•	“Code” - This Code of Ethics, as amended.

•	“Conflict of Interest” – Any activity or relationship in which a person’s interests interfere or compete with the interests of Clients or the Firm.

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“Covered Associate” - Any general partner, managing member, or executive officer of the Adviser, any employee who solicits a US Government Entity that is a state or political subdivision of a state for the Adviser and any person who supervises, directly or indirectly, such employee, and any Political Action Committee controlled by the Adviser. Executive officers include the president, a vice president in charge of a principal business unit, division or function, and any other officer of the Adviser or any other person who performs policy-making functions for the Adviser.

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“Derivative” – A Security whose price is dependent upon or derived from one or more underlying assets. Derivatives can either be traded over the counter (OTC) or on an exchange. Futures contracts, forward contracts, swaps, Options, and warrants are common forms of Derivatives.

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“Entertainment” – A situation when an Access Person entertains or is entertained by a third party and there is an opportunity for the Access Person to discuss matters relating to Firm business with the third party at the event.

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“ERISA Plan” – A private-industry employee benefit plan. The term “employee benefit plan” includes defined benefit plans (e.g., pension plans), defined contribution plans (e.g., 401(k) plans, simplified employee retirement plans (or SEPs), employee stock ownership plans (or ESOPs), and profit sharing plans), employee welfare benefit plans (e.g., group health plans), and Taft-Hartley Plans. ERISA Plans do not include retirement plans set up and maintained by Government Entities or churches.

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“Ethics Committee” – A committee composed of the CCO, the Firm’s Managing Member or designee, and a third employee chosen by the CCO and Managing Member. The Ethics Committee may be empaneled from time to time at the request of the CCO or another member of the committee to determine disciplinary action for violations of the Code.

•	“EC” – European Commission.

•	“EU” – European Union.

•	“Exchange-Traded Fund” or “ETF” – An Investment Company that issues Securities that trade in the secondary market and which are redeemable only in large aggregations called creation units.

•	“Exempt Account” – Any of the following accounts:

•	Mutual Fund-Only Accounts (unless they hold a fund that is advised/sub-advised by WIC);

•	529 Plan;

•	Water Island Capital, LLC Retirement Plan[3];

•	WIC UK’s Pension Plan; and

•	Any other account that is incapable of holding Reportable Securities.

•	“Exempt Security” – Includes the following Securities:

•	Direct obligations of the US government (i.e., any Security directly issued or guaranteed as to principal or interest by the US, such as Treasury bills or notes)[4];

•	Cash or cash equivalents, bankers’ acceptances, bank certificates of deposit, commercial paper, bank repurchase agreements and other high-quality short-term debt instruments;

•	Shares issued by money market funds;

•	Shares issued by Open-End Investment Companies that are registered under the 1940 Act, provided they are not: (i) ETFs; or (ii) mutual funds managed or sub-advised by the Adviser;

•	Interests in unit trusts and Open-End Investment Companies that are authorized by the FCA for sale in the UK;

•	Interests in unit-linked life and pension products sold in the UK;

•	UCITS (i.e., mutual funds based in the EU); and

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Bitcoin, Ethereum, and any other cryptocurrency that is pre-approved as an Exempt Security in writing by the CCO. NOTE: Transactions in other cryptocurrencies, as well as Options and other Derivative transactions on all cryptocurrencies, are Reportable Securities.

•	“Facilitation Payment” – A payment made to expedite a lower-level Public Official’s performance of routine government actions to which the Firm is entitled.

•	“Family Member” – Includes any of the following:

•	Spouse or domestic partner;

•	Children under the age of 18;

•	Children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and

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Any of these other people who live in the Access Person’s household: stepchildren, grandchildren, parents, stepparents, grandparents, siblings (e.g., brothers and sisters), mothers-in-law, fathers-in-law, daughters-in-law, sons-in-law, brothers-in-law, and sisters-in-law, including any adoptive relationships.

•	“FCA” – The UK’s Financial Conduct Authority.

•	“FCPA” – The Foreign Corrupt Practices Act of 1977, as amended.

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Employee transactions and holdings information relating to funds managed by WIC in the Water Island Capital, LLC Retirement Plan are maintained by the administrator of the plan and available to Compliance to review upon request.

[4]	Municipal Securities do not fall into the category of “direct obligations of the US government” and are therefore not excluded from the definition of “Reportable Security”.

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“Federal Securities Laws” – The 1933 Act, the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

•	“FINRA” – Financial Industry Regulatory Authority.

•	“Gift” – Any item of value, including favors, presents, and gratuities, received from a Business Partner, unless exempted under the Code.

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“Government Entity” – Any national, regional, territorial, state, province, district, county, city, town, village, or other municipal government or political subdivision thereof, whether in the US or other country, including:

•	Any board, agency, authority, or instrumentality of the Government Entity;

•	Any pool of assets sponsored or established by the Government Entity;

•	Any plan or program of a Government Entity, including, but not limited to, a defined benefit plan or a state general fund;

•	Any entity that is owned or controlled by the Government Entity; and

•	Officers, agents, or employees of the Government Entity, acting in their official capacity.

Sovereign wealth funds and public pension funds are typically Government Entities.

•	“Initial Public Offering” or “IPO” – The first offering of a company’s Securities to the public through an allocation by the underwriter.

•	“Insider Trading” – The act of trading in Securities while having Material Non-Public Information regarding the Securities or communicating MNPI to others.

•	“Investment Club” – A membership organization where investors make joint decisions on which Securities to buy or sell. The Securities are generally held in the name of the Investment Club.

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“Investment Company” – A company that issues Securities that represent an undivided interest in the net assets held by the company. The Federal Securities Laws categorize Investment Companies into three basic types:

•	Open-End Investment Companies (generally known as mutual funds);

•	Closed-end investment companies (generally known as closed-end funds); and

•	Unit Investment Trusts.

ETFs are a type of exchange-traded investment product that must register with the SEC under the 1940 Act as either an Open-End Investment Company or a Unit Investment Trust.

•	“IRC” – The Internal Revenue Code of 1986, as amended.

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“Limited Offering” – An offering that is exempt from registration pursuant to sections 4(a)(2) or 4(6) of the 1933 Act, or pursuant to Rules 504, 505, or 506 of Regulation D; also known as a “Private Placement”. Examples of Private Placements include limited partnerships, certain co- operative investments in real estate, commingled investment vehicles such as hedge funds and private equity funds, and investments in family-owned businesses.

•	“Market Manipulation” – The act of artificially affecting the price of a Security or otherwise influencing the behavior of the market for personal gain.

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“Material Non-Public Information” or “MNPI” – Information that (i) has not been made generally available to the public[5], and that (ii) a reasonable investor would likely consider important in making an investment decision[6]. Access Persons should consult with Compliance about any question as to whether information constitutes MNPI.

[5]	Examples of effective disclosure include:

•	Public filings with the SEC or similar regulator;

•	Information appearing in publications of general circulation;

•	Company press releases; and

•	Company meetings with members of the press and public.

[6]	Information that could reasonably be expected to affect the price of Securities is typically considered material.

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“Meal” – An event, the main purpose of which is eating food. Therefore, events where eating is not the main purpose but at which food is served, such as cocktail parties or music events, are considered Entertainment, not Meals.

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“Municipal Security” – A bond, note, warrant, certificate of participation, or other obligation issued by a state or local government or their agencies or authorities (such as cities, towns, villages, counties, or special districts).

•	“Mutual Fund-Only Account” – An account that allows the account holder to invest only in mutual funds. Such accounts do not have the capability of holding Reportable Securities (including ETFs).

•	“Open-End Investment Company” – An Investment Company that continually creates new shares on demand. A mutual fund registered under the 1940 Act is an Open-End Investment Company.

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“Option” – A Security that gives the investor the right, but not the obligation, to buy or sell a specific Security at a specified price within a specified time frame. Any Access Person who buys/sells an Option is generally deemed to have purchased/sold the underlying Security when the Option was purchased/sold.[7]

•	“Outside Business Activity” – Includes the following:

•	Being engaged in any outside business;

•	Being employed by, or receiving compensation from, any other person, entity, or business organization;

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Serving as a director of a public or private company or on the board (or in any similar capacity) of any other organization outside of your obligations to the Firm, including not- for-profit organizations; or

•	Being involved in any other endeavor that may interfere with your responsibilities to the Firm.

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“Political Action Committee” – Any political committee that raises and spends money contributions, directly or indirectly, to candidates and Political Parties. Non-profit, tax-exempt groups organized under section 501(c)(3) of the IRC that operate for religious, charitable, scientific, or educations purposes are not considered to be “Political Action Committees.”

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“Political Activity” – The participation in any fundraising activity or performance of any work for the campaign of any candidate for, or incumbent of, a federal, state, or local political office or a political office in any non-US country.

•	“Political Contribution” – Any gift, subscription, loan, advance, or deposit of money or anything of value made in any country to:

•	A candidate for, or incumbent of, a federal, state, or local political office;

•	A Political Party; or

•	A Political Action Committee.

•	“Political Party” – Any political organization that typically seeks to influence government policy, usually by nominating their own candidates and trying to seat them in political office.

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“Private Fund” – A pooled investment vehicle, such as a hedge fund, that is not subject to registration requirements under the 1933 Act and the 1940 Act. A Private Fund is an example of a Limited Offering.

•	“Private Placement” – See “Limited Offering”.

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Example: If an Access Person buys a call (put) Option, the Access Person is considered to have purchased (sold) the underlying Security on the date the Option was purchased. If an Access Person sells a call (put) Option, the Access Person is considered to have sold (purchased) the underlying Security on the date the Option was sold.

•	“Public Official” or “Official” – Includes any of the following:

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Any person who is employed in a full- or part-time capacity by a Government Entity, or by public or independent agencies, public enterprises, state-owned businesses, state-controlled businesses, or public academic institutions;

•	Any individual who holds a legislative or judicial position of any kind (whether appointed or elected);

•	Any individual who conducts a public function for a public agency or public enterprise;

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Any official, staff member, agent, or representative of: (i) a Government Entity; (ii) a Political Party; (iii) a public international organization, such as the United Nations, the World Bank, the International Monetary Fund, or EU; or

•	Candidates for political office.

The term “Public Official” also includes any person (including any election committee for the person) who was, at the time of the contribution, an incumbent or candidate for elective office of a Government Entity, if the office:

•	Is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Firm; or

•	Has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Firm by a Government Entity.

•	“Reportable Security” – Any Security, except (i) Exempt Securities, or (ii) Securities in an Exempt Account or in a Third-Party Managed Account.

•	“Restricted Security” – Any Reportable Security that:

(1)	A Client Account owns or is in the process of buying or selling;

(2)	The Firm is researching, analyzing, or considering buying or selling for a Client or Client Account (see pre-clearance procedures for Investment and Risk team members); or

(3)	Is subject to a restriction on trading issued by Compliance pursuant to the Firm’s Insider Trading policies and procedures.

Exceptions: The following Securities will not be considered Restricted Securities by Compliance unless Compliance has placed a restriction on trading a particular Security:

•	The purchase or sale by an Access Person of 250 shares or less (not to exceed US$100,000) per trading day in Securities of companies comprising the S&P 500 Index or NASDAQ 100 Index; or

•	Broad-based ETFs with market capitalizations greater than US$5 billion.

NOTE: While an exception has been granted for transactions in these Securities, such transactions remain subject to the Code’s pre-clearance, reporting, and minimum 30-day holding period requirements.

•	“SEC” – The US’s Securities and Exchange Commission.

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“Security” – Any note, stock, treasury stock, initial coin offering, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Any questions about whether an instrument is a Security for purposes of the Code of Ethics should be directed to the CCO. For the avoidance of doubt, the term “Security” as used in this Code includes all ETFs.

•	“Taft-Hartley Plan” – A collectively bargained plan maintained by more than one employer (i.e., a multi-employer plan), usually within the same or related industries, and a labor union.

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“Third-Party Managed Account” – Also known as a “Non-Discretionary Account”. An account in which an Access Person has (i) Beneficial Ownership but no direct or indirect influence or control over the investment decision-making process, (ii) no knowledge of transactions until after they are completed, and (ii) entered into an agreement with a third-party providing the third-party with full discretionary authority over the trading in the account.[8] NOTE: You must obtain written pre-approval from Compliance before you may rely on the exemption from the pre-clearance requirement afforded to Third-Party Managed Accounts under the Code.[9]

•	“Travel” – Any type of travel, accommodation, or lodging.

•	“UCITS” – An Undertaking for Collective Investment in Transferable Securities based in the EU (i.e., an Open-End Investment Company regulated by the EC).

•	“UK” – United Kingdom.

•	“UK Bribery Act” – UK’s Bribery Act 2010, as amended.

•	“Union Plan” – A Taft-Hartley-Plan.

•	“Unit Investment Trust” – An Investment Company that offers a fixed (unmanaged) portfolio of securities having a definite life.

•	“US” – United States.

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“US State/Local Official” – Any incumbent or candidate for state or local office in the US, or any election committee of that person. For example, a US State/Local Official includes a federal office holder (e.g., a Representative or Senator) who is running for state office. It also includes a state office holder (e.g., a Governor) who is running for federal office.

•	“WIC UK” – Water Island Capital U.K. Limited.

B.	Introduction

Water Island Capital, LLC is registered as an investment adviser under the Advisers Act. Rule 204A-1 under the Advisers Act requires all registered investment advisers to adopt a code of ethics that sets forth standards of conduct for Access Persons and requires them to comply with applicable Federal Securities Laws.

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Pursuant to an agreement and in actual practice, an investment adviser or broker (who is not an Access Person or Family Member, the Adviser, or an affiliate of the Adviser) has full discretionary authority to purchase and sell Securities in a Third-Party Managed Account without prior notification to, discussion with or consent of the accountholder or his/her representatives (including the Access Person or Family Member). The Access Person and/or Family Member retains no discretion over decisions to purchase or sell Securities in the account, and communications with the adviser or broker are limited to confirmations and account statements, fee discussions, and other communications and discussions that do not relate to purchases or sales of specific Securities. If an Access Person or Family Member shares discretion with an adviser, has veto authority over an adviser’s trade recommendations, or has any ability to effect trades in an account, the account will not be deemed a Third-Party Managed Account for purposes of the Code.

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In order for Compliance to deem an account a Third-Party Managed Account, Compliance must obtain an acceptable written acknowledgement from the adviser that the Access Person or Family Member has no direct or indirect influence or control regarding any transactions to be made in the relevant account. At its discretion, Compliance may also require that Access Persons provide a copy of, or relevant excerpt from, the investment advisory agreement that the Access Person or their Family Member has entered with the adviser. Compliance may require Access Persons to obtain and provide periodically an updated acknowledgement from the relevant adviser that the Access Person and/or Family Member has had no influence or control regarding any transactions made in the Third-Party Managed Account.

This Code establishes the standards of conduct required of all WIC Access Persons. The Code is designed to govern personal Securities trading activities in a manner consistent with the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), as well as other regulatory requirements.

The information collected pursuant to this Code is a required element of the Firm’s reporting to the Board of Trustees of each registered Investment Company advised or sub-advised by the Firm.

C.	Standards of Business Conduct

WIC has set out basic principles in this Code to guide the day-to-day business activities of its employees. Among other things, employees are not permitted to:

•	Defraud any Client or prospective Client in any manner;

•	Mislead any Client or prospective Client, including by making a false statement or a statement that omits material facts;

•	Engage in any act, practice, or course of conduct which operates or would operate as a fraud or deceit upon any Client or prospective Client; or

•	Engage in any manipulative practice with respect to any Client or prospective Client.

WIC has a fiduciary duty to act in the best interests of its Clients. High ethical standards are essential to maintaining the confidence of Clients, including investors in funds managed by the Firm. The Firm’s success and long-term business interests are best served by adherence to the principle that the interests of Clients come first. Accordingly, the Firm has adopted the following principles to be followed by all its employees:

•	You must put the interests of the Firm’s Clients before your own personal interests and must act honestly and fairly in all respects in dealings with Clients;

•	You must effect all personal Securities transactions in a manner that avoids any actual or perceived conflict between your personal interests and those of our Clients and fund shareholders;

•	You must avoid actions or activities that allow you or your family to take inappropriate advantage from your position with the Firm, or that bring into question your independence or judgment;

•	You must not disclose Material Non-Public Information to others or engage in the purchase or sale, or recommend or suggest the purchase or sale, of any Security to which such information relates; and

•	You must comply with all Federal Securities Laws.

Moreover, employees are expected to:

•	Conduct business fairly and honestly;

•	Report information accurately and truthfully; and

•	Treat others fairly and respectively.

Adherence to the Code of Ethics is a basic condition of employment by the Firm. If you have any doubt as to the propriety of any activity, you should consult with Compliance.

D.	Personal Trading

1. Maintenance and Oversight of Personal Trading

The Firm must be in a position to properly oversee the personal trading activity of its Access Persons. To assist with this oversight requirement, the Firm uses ACA Compliance Group’s Compliance Employee Level Filing (“ELF”), a web-based platform designed to facilitate the collection and analysis of the information required by Rule 204A-1. The personal trading activity in the ELF system is reviewed by Compliance personnel with oversight responsibility. Each Access Person has been provided an ELF account to comply with many of the reporting requirements of this Code, such as maintenance of Access Person Account information, pre-clearance requests, transaction records, Initial and Annual Holdings Reports, new employee on-boarding, document distribution, annual and ad-hoc certifications/attestations, and compliance questionnaires.

For the avoidance of doubt, securities transactions effected by Client Accounts, including Private Funds, mutual funds, and ETFs advised by WIC, are exempt from the personal trading pre-clearance and reporting requirements of this Code.10 However, transactions by Access Persons and their Family Members in Securities issued by such funds (e.g., transactions in interests in Private Funds, mutual funds, and ETFs advised by WIC) are subject to the Code’s personal trading requirements.

2.	Access Person Accounts

The Firm requires that all Access Person Accounts be held with broker/dealers that can provide electronic transaction and holdings feeds directly to ELF. A list of such brokers may be obtained from Compliance. All new Access Person Accounts must be pre-approved by Compliance prior to being opened by submitting a “New Brokerage Account” notification via the ELF system. It is the responsibility of each Access Person to ensure all their Access Person Accounts have been approved by Compliance and linked to ELF. Failure to report an account may be treated as a serious breach of this Code.

3.	Pre-Clearance Requirement

It is the responsibility of Access Persons to ensure that all Securities transactions being considered for their Access Person Accounts are not subject to a restriction contained in this Code.

Prior to execution, Access Persons are required to obtain pre-clearance through the ELF system for all Reportable Securities transactions in their Access Person Accounts. Pre-clearance is not considered obtained until the Access Person receives an electronic notification from the ELF system that the transaction has been “approved”.

Pre-clearance for transactions in Reportable Securities will only be effective until the end of the trading day on which the pre-clearance authorization is granted, unless otherwise specified by Compliance in writing.

Limit orders that extend beyond the end of the trading day are allowed only if the Access Person continues to seek and obtain pre-clearance in ELF through the date of execution of the limit order. If at any time the limit order is denied in ELF, the limit order must be cancelled by the Access Person.

[10]	Compliance conducts surveillance of trading in all accounts managed by WIC.

A.	Private Placements/Limited Offerings

Access Persons must obtain approval from Compliance prior to a transaction in a Limited Offering, including Private Funds managed by WIC. Access Persons seeking approval to transact in a Limited Offering must submit a request via email to Compliance, and furnish any prospectus, private placement memoranda, subscription documents and/or other materials about the investment as Compliance may request. If the request is approved, Compliance will add the Private Placement to the list of Securities in the ELF system, at which time the Access Person can submit the request through ELF. The effective period for pre-approval for a private placement is at the discretion of Compliance but will be limited to a reasonable period of time prior to the date of the intended transaction.

B.	Pre-Clearance Procedures for Investment, Risk, Operations, and Data and Technology Team Members

All Investment, Risk, Operations, and Data and Technology team members are also required to obtain written approval from the Trading team prior to requesting pre-clearance in the ELF system for any trades in their Access Person Accounts. The Trading team will not approve trades in Securities that WIC is researching, analyzing, or considering buying or selling for a Client or Client Account. The Trading team will copy Compliance on all approvals. Compliance will notify the Trading Team immediately of any violations of these procedures.

C.	Exceptions to the Pre-Clearance Requirement

Pre-clearance is not required with respect to the following transactions:

•	Transactions in Exempt Securities;

•	Transactions made pursuant to an Automatic Investment Plan;

•	Involuntary transactions[11];

•	Receipt of rights issued by an issuer pro rata to all holders of a class of the issuer’s securities (NOTE: The exercise or sale of such rights does require pre-clearance);

•	Transactions in an Exempt Account (except that pre-clearance is required for transactions in funds that are advised/sub-advised by WIC within the Water Island Capital, LLC Retirement Plan);

•	Transactions in a Third-Party Managed Account; and

•	Bona fide Gifts or contributions of Securities, including inheritances[12].

Please consult with Compliance if you are uncertain whether pre-clearance is required for a transaction in a particular Security.

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Examples include stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate actions generally applicable to all holders of the same class of Securities and sales of fractional shares.

[12]	A “bona fide Gift or contribution” is one where the donor does not receive anything of monetary value in return.

D.	Transactions by Family Members in Employee Benefit, Stock, Stock Option, and Deferred Compensation Plans

The purchase of an employer’s Securities under a bona fide employee benefit, stock, or deferred compensation plan by a Family Member who is an employee of the organization offering the plan does not require pre-clearance but must be reported.

The receipt of Options in an employer’s Securities under a bona fide employee stock Option plan or deferred compensation plan by a Family Member who is an employee of the organization offering the plan does not require pre-clearance or reporting.

The exercise of Options in an employer’s Securities done under a bona fide employee stock Option or deferred compensation plan by a Family Member who is an employee of the organization offering the plan does not require pre-clearance but must be reported.

The sale of an employer’s Securities requires both pre-clearance and reporting.

E.	Restrictions on Access Person Securities Transactions

1.	Restricted Securities

Access Persons may not acquire Beneficial Ownership of Restricted Securities in their Access Person Accounts (except in Third-Party Managed Accounts).

2.	Sale of a Restricted Security

If an Access Person holds a Security in an Access Person Account that subsequently becomes a Restricted Security, the Access Person may be permitted to sell the position under the following circumstances:

•	The sale may only take place on a day when the Firm is not contemplating trading in the Security;

•	A pre-approval request must be submitted through ELF. Once pre-approval has been rejected by ELF, the Access Person must then submit the request to Compliance; and

•	Compliance may approve or reject the request, in writing, based on discussions with Trading staff.

•	If approved, Compliance will document its approval in ELF and the sale can only take place by the Access Person on the same day approval is obtained in ELF.

3.	Initial Public Offerings

Access Persons are prohibited from acquiring for their Access Person Accounts any Security distributed in an Initial Public Offering until trading of the Security commences in the secondary market.

4.	Other Prohibited Transactions

The following Securities transactions are always prohibited and will not be authorized under any circumstances, unless otherwise indicated below:

•	Material Non-Public Information – Any transaction in a Security by an Access Person who possesses MNPI regarding the Security or the issuer of the Security is prohibited.

•	Market Manipulation – Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading are prohibited.

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Unlawful or Prohibited Investment Company Transactions – Access Persons shall not knowingly participate in or facilitate late trading, market timing, or any other activity with respect to any Investment Company in violation of applicable law or the provisions of the fund’s disclosure documents.

•

Investment Clubs – Since each member of an Investment Club generally participates in the investment decision-making process, Access Persons and their Family Members are prohibited from participating in an Investment Club unless the Access Person obtains prior written approval from Compliance.

•	Other – Any other transaction deemed by the CCO to involve a Conflict of Interest, possible diversions of corporate opportunity, or an appearance of impropriety, is prohibited.

5.	30-Day Holding Period Requirement

The Firm believes that short-term or excessive personal trading by its Access Persons can raise Conflicts of Interests. Except as otherwise approved by Compliance in very limited circumstances (such as an unforeseen financial hardship), Access Persons are subject to a minimum 30-calendar day holding period for any Reportable Security in their Access Person Accounts (except in Third-Party Managed Accounts).13

6.	Excessive Trading

The Firm generally discourages short-term trading strategies, and employees are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny. Excessive or inappropriate trading that interferes with job performance or compromises the duty that the Firm owes its Clients will not be tolerated. The CCO reserves the right to limit the number of pre-clearance requests that may be submitted periodically by Access Persons.

F.	Reporting Requirements

Access Persons are required to submit certain reporting to Compliance as set forth below. In addition to the reporting requirements disclosed below, the CCO reserves the right to require additional reporting to the extent deemed necessary.

1.	Acknowledgement of Receipt of Code of Ethics

Compliance will provide each Access Person with a copy of the Code and any amendments to the Code. Within 10 calendar days of receiving a copy of the Code or any amendment (or the effective date of such amendment), each Access Person must submit a certification to Compliance via the ELF system acknowledging their receipt of, and their agreement to comply with, the Code or any amendment.

[13]

The 30-calendar day holding period requirement will be applied across all Access Person Accounts on a last-in first-out basis (i.e., it is not applied account-by-account, on a first-in first-out basis, or on a specific identification lot basis).

2.	Holdings Reports

A.	Initial Holdings Report

Within 10 calendar days after an Access Person joins WIC or otherwise becomes covered by the Code, the Access Person must submit an Initial Holdings Report via the ELF system disclosing all Reportable Securities of which they have Beneficial Ownership (including Securities held in Third-Party Managed Accounts). Holdings in Exempt Accounts and holdings of Exempt Securities are not reportable. The information required in the Initial Holdings Report is described below. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the Access Person becomes covered by the Code (i.e., generally, the start date of employment).

B.	Annual Holdings Report

Each Access Person must submit an Annual Holdings Report via the ELF system disclosing all Reportable Securities of which they have Beneficial Ownership (including Securities held in Third-Party Managed Accounts) at least once in each 12-month period on a date specified by Compliance. Holdings in Exempt Accounts and holdings of Exempt Securities are not reportable. The information required in the Annual Holdings Report is described below. The information contained in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the report was submitted.

C.	Initial and Annual Holdings Report Information Requirements

The Initial and Annual Holdings Reports must include, at a minimum: (i) the name of each Reportable Security in which the Access Person has Beneficial Ownership; (ii) the exchange ticker symbol or CUSIP/ISIN/SEDOL number of each Reportable Security held; (iii) the type of Reportable Security held; (iv) the number of shares (or quantity) of each Reportable Security held; (v) the principal amount (or value) of each Reportable Security; (vi) the name of the broker, dealer, or bank with which the Access Person (or Family Member) maintains an account in which each Reportable Security is held; (vii) the account title; and (viii) the account number. Similar information for Securities other than Exempt Securities held in Third-Party Managed Accounts is also required.

Holdings information for Access Person Accounts that provide electronic feeds to ELF will be pre-populated within the Annual Holdings Report. If any holdings information is missing, incomplete, or inaccurate, you must correct it before submitting the report.

3.	Quarterly Transaction Reports

Within 30 days after the end of each calendar quarter, all Access Persons must submit a report via the ELF system listing all Reportable Securities transactions effected in their Access Person Accounts (including transactions in Securities held in Third-Party Managed Accounts) during the prior quarter. Transactions in Exempt Accounts and Exempt Securities transactions are not reportable. Access Persons who did not effect any Reportable Securities transactions during the previous quarter are required to submit a certification in ELF indicating that no Reportable Securities transactions need to be reported.

The Quarterly Transaction Report must include, at a minimum: (i) the name of each Reportable Security traded; (ii) the exchange ticker symbol or CUSIP/ISIN/SEDOL number of the Reportable Security traded; (iii) the number of shares (or quantity) of each transaction; (iv) the principal amount (or value) of each transaction; (v) the nature or type of transaction (i.e., purchase, sale, or any other type of acquisition or disposition); (vi) the price at which each transaction was effected; (vii) the name of the broker, dealer, or bank through which the transaction was effected; and (viii) the date of each transaction.

Reportable Securities transaction information for Access Person Accounts that provide electronic feeds to ELF will be pre-populated within the Quarterly Transaction Report. If any information is missing, incomplete, or inaccurate, you must correct it before submitting the report.

4.	New Account Reporting

All Access Persons are required to disclose in ELF any new accounts opened in which they have a Beneficial Ownership interest that hold, or have the capability of holding, Reportable Securities.

Access Persons must report new accounts by the earliest of the following dates: (i) no later than 30 calendar days after the account is opened; or (ii) one calendar day before trading in the new account.

Access Persons do not need to disclose Exempt Accounts.

5.	Ongoing Account Reporting

A.	Electronic Broker Feeds

Access Persons are required to turn on electronic feeds for all reportable accounts that are held with brokers that offer electronic feeds into ELF. Absent exceptional circumstances, if the broker of a reportable account does not offer an electronic feed, the account must be migrated promptly to a broker that provides such feeds into ELF. Electronic broker feeds are not required for 401(k) Plan accounts or employee stock option/purchase plan accounts offered by a Family Member’s employer for which an electronic feed is unavailable.

B.	Duplicate Account Statements

If a reportable account does not supply an electronic feed into ELF, duplicate copies of all account statements (or holdings reports and transaction summaries originating from the broker, such as screen shots from the broker’s website) relating to the account must be provided to Compliance no less frequently than quarterly within 30 calendar days after the end of each calendar quarter. The account statements must reflect the holdings, transactions, and other activity in the account, if any.

Access Persons do not need to provide account statements for Exempt Accounts.

G.	Gifts, Meals, Entertainment, Travel, and Charitable Contributions

1.	General Provisions

Gifts and Entertainment can foster goodwill in business relationships; however, the giving or receiving of Gifts and Entertainment to or from Business Partners could call into question the independence of the Firm’s or an employee’s judgment as a fiduciary of its Clients. If the Firm and/or an employee was found to be acting in a position of undisclosed conflict of interest, it could be considered a breach of fiduciary duty.

WIC is relying on the professional attitude and good judgment of its employees to ensure that the Firm fully complies with all applicable policies and regulatory requirements. WIC, along with its employees and third parties that act on its behalf, are required to comply with the FCPA and, when applicable, other regulations governing bribery or payments to Public Officials in jurisdictions in which the Firm does business (e.g., the UK Bribery Act). Certain employees are registered representatives licensed to sell securities and sponsored by a brokerage firm (unaffiliated with WIC) that is registered with FINRA. These employees are required to comply with such brokerage firm’s written policies and procedures and FINRA rules relating to gifts, gratuities, and non-cash compensation.

All situations that an employee may encounter cannot possibly be addressed in Firm policies. If there are any questions as to the appropriateness of any Gift, Meal, Entertainment, or Travel item, event, or activity, it is the responsibility of the employee to seek guidance from Compliance.

The policy’s overriding principle is that employee’s (a) may not accept Gifts, Meals, Entertainment, Travel, or other things of material value in any situation where it could influence their decision-making on behalf of the Firm or make the employee feel beholden to a Business Partner; and (b) may not provide or offer Gifts, Meals, Entertainment, Travel, or other things of material value to persons with which the Firm does business that could be viewed as overly generous or aimed at influencing decision-making or making a Business Partner feel beholden to the Firm or any employee.

Employees are to be cognizant of the appearance of Gifts and Entertainment, especially from the perspective of our Clients or the media. Employees must not offer, give, or accept inappropriate Gifts, Entertainment, or other benefits to or from third parties, such as those that may be considered Bribes, corruption, or violate sexual harassment or hostile workplace laws (e.g., adult entertainment or other entertainment/venues that would not be considered business appropriate).

Moreover, employees may not accept or give Gifts, Meals, Entertainment, or Travel that exceed what is “reasonable and customary” under the circumstances of the business relationship.

“Reasonable and customary” generally means something that is:

•	Appropriate under the circumstances;

•	Consistent with acceptable business practices in the applicable geographical location; and

•	Not lavish, extravagant, or excessive.

When an employee believes special circumstances, such as customary business practices, justify an exception to the limits described below, and the exception would not otherwise be prohibited by local law or regulations, the request for an exception should be submitted to the CCO via ELF by submitting a Gift or Business Entertainment pre-clearance request (as appropriate).

The following general restrictions also apply:

•	Employees may not personally contribute to cover costs that would otherwise violate the value limits specified in this policy without prior approval from the CCO;

•	Employees may not attempt to circumvent specified limits by splitting costs amongst employees;

•

If an employee wants to accept more than one invitation to a Meal or Entertainment event (e.g., for a Family Member or friend), the employee must obtain pre-approval from the CCO via ELF by submitting a Business Entertainment pre-clearance request;

•	Employees may not solicit a Gift or anything else of value (including Meals, Entertainment, or Travel) from a Business Partner;

•	Employees may not accept a Gift or anything else of value (including Meals, Entertainment, or Travel) from a broker as compensation for directing Client portfolio transactions to such broker; and

•	Employees may not provide Gifts, Meals, Entertainment, or Travel to any Business Partner in excess of any limit(s) set by such Business Partner.

With respect to dollar limits and reporting thresholds, Gifts and Entertainment must be valued at the higher of cost or market (resale) value. For example, the market value of a ticket to a sold-out event may exceed its face value. Employees are responsible for researching the market value of event tickets. If there is any question about the appropriateness or valuation of any Gift or Entertainment event, employees should consult Compliance.

2.	ERISA Plans, Union Plans, Labor Unions, and Public Officials

ERISA prohibits the acceptance of fees, kickbacks, Gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. Many public employee benefit plans are subject to similar restrictions. Employees may never offer Gifts or other favors for the purpose of influencing decisions of existing or prospective ERISA Clients.

Entertainment of ERISA or public plan trustees may be permissible if there is a business purpose for the Entertainment (e.g., review of account performance), but any such Entertainment must be consistent with the Code of Conduct of the ERISA Plan.

A Gift, Meal, Entertainment, or Travel received from a Business Partner in connection with services rendered to an ERISA Plan may not be accepted unless pre-approval is obtained from the CCO via ELF.

A Gift, Meal, Entertainment, or Travel may also not be provided to an official, employee, or other representative of an ERISA Plan, Union Plan, labor union, or a Public Official without obtaining pre-approval from the CCO via ELF.

Firm-sponsored events involving an ERISA Plan, Union Plan, or a Public Official also require pre-approval from the CCO.

Facilitation Payments made to Public Officials are prohibited without pre-approval from the CCO. Legally required administrative fees for fast-track services are not considered Facilitation Payments, or Gifts, and are allowed as long as they are transparent and are paid to a Government Entity, but not to a Public Official or other individual or entity.

3.	Accepting Gifts, Meals, Entertainment, and Travel

A.	Receipt of Gifts

Limit - Employees are limited to accepting Gifts that have an aggregate value of not more than US$100 per calendar year from a single donor/Business Partner unless pre-approval is obtained from the CCO via ELF.

Employees may not accept Gifts of cash, cash equivalents (e.g., a gift card or iTunes or Uber credits), or securities from a Business Partner in any amount.

The following items are not considered “Gifts” for purposes of this policy:

•	Usual and customary promotional items marked with a Business Partner’s logo (e.g., umbrellas, tote bags, shirts, etc.);

•	Food items shared with colleagues and consumed on the Firm’s premises (e.g., candy, cookies, and items of a like nature); and

•

Usual and customary Gifts given to or by employees based on a family relationship (e.g., the Business Partner and employee have a family relationship), provided that the family relationship has already been disclosed to Compliance.

Gifts for infrequent life events (e.g., a wedding gift or congratulatory gift for the birth or adoption of a child) are not subject to the annual limit provided they are “reasonable and customary”, personal in nature and not in relation to the business of the Firm. In determining whether a Gift is “personal in nature and not in relation to the business” of the Firm, Compliance will consider the nature of any pre-existing personal relationship between the donor and the recipient.

Reporting - Employees are required to report all accepted Gifts via the ELF system within 30 calendar days from the date of receipt.

B.	Receipt of Meals

Limit - Meals provided to employees may generally be accepted without reimbursement to the Business Partner, and without a specified limit, provided the cost and frequency of such Meals does not exceed what is “reasonable and customary” under the circumstances of the business relationship.

Meals provided to employees by Business Partners that exceed what is considered “reasonable and customary” under the circumstances of the business relationship must be reimbursed personally by the employee.

Reporting - Meals received that are considered “reasonable and customary” do not need to be reported.

C.	Receipt of Entertainment

Limit - Employees may not accept Entertainment with a cost or market (resale) value greater than US$300 per occasion or US$1,000 per calendar year from the same donor/Business Partner unless pre-approval is obtained from the CCO via ELF.

Employees may not accept Entertainment unless (i) there is a business purpose for such event (e.g., relationship building) and (ii) both the employee and the donor are present. If an event or activity is not attended with the Business Partner or there is not an opportunity at the event or activity to discuss business matters, then the event or activity is considered a Gift.

From time to time, compliance may impose additional restrictions with respect to the receipt of certain Entertainment events, such as limiting the number of events an employee may attend or prohibiting attendance at certain events.

Reporting - All Entertainment accepted must be reported in ELF within 30 calendar days from the date of receipt.

D.	Receipt of Travel

Limit - Travel should generally not be accepted from third parties unless an employee is at a business meeting, Meal, or Entertainment event with a Business Partner and the Business Partner, who is not associated with an ERISA Plan, pays for local transportation related to the meeting or event.

Otherwise, an employee may not accept Travel without obtaining pre-approval from the CCO via ELF.

Reporting - All Travel taken by an employee paid for by a third party outside the limited exception specified above must be reported in ELF (via a Business Entertainment notification) within 30 calendar days from the date of receipt, providing details of the Travel, the cost, and the purpose of the trip.

4.	Providing Gifts, Meals, Entertainment, and Travel

A.	Giving Gifts

Limit - Employees may not give any Gift(s) with an aggregate value in excess of US$100 per calendar year to any Business Partner, person associated with a securities or financial organization, including brokerage firms or other investment management firms, or to members of the news media. Please note that some Business Partners may have Gift policies that are more restrictive and may be prohibited from accepting Gifts other than promotional items from the Firm.

Employees may not give Gifts of cash, cash equivalents (e.g., a gift card or iTunes or Uber credits), or securities to a Business Partner in any amount.

Reporting - All Gifts provided to third parties must be reported in ELF or in an expense report submitted to Finance within 30 calendar days from the date the Gift was given.

B.	Providing Meals

Employees may provide Meals to a third party without a specified limit, where such provision would be “reasonable and customary” under the circumstances of the business relationship.

Reporting - All Meals provided to third parties must be reported in ELF (via a Business Entertainment notification) or in an expense report submitted to Finance within 30 calendar days from the date the Meal was provided.

C.	Providing Entertainment

Limit - Employees may not provide Entertainment to a Business Partner with a cost or market (resale) value greater than US$300 per person per occasion or US$1,000 per person per calendar year unless pre-approval is obtained from the CCO via ELF.

Employees may not provide Entertainment unless (i) there is a business purpose for such event (e.g., relationship building) and (ii) both the employee and the recipient are present. If an event or activity is not attended with the Business Partner or there is not an opportunity at the event or activity to discuss business matters, then the event or activity is considered a Gift.

Reporting - All Entertainment provided to third parties must be reported in ELF or in an expense report submitted to Finance within 30 calendar days from the date the Entertainment was provided.

D.	Providing Travel

Limit - Travel should generally not be provided to third parties unless an employee is at a business meeting, Meal, or Entertainment event with a Business Partner who is not associated with an ERISA Plan, Union Plan, labor union, or a Public Official, and the employee pays for local transportation related to the meeting or event.

Otherwise, Travel may only be provided under exceptional circumstances and with the prior approval of the CCO.

Reporting - All Travel provided to third parties must be reported in ELF (via a Business Entertainment notification) or in an expense report submitted to Finance within 30 calendar days from the date the Travel was provided.

5.	Charitable Contributions

Employees may not solicit a Charitable Contribution from a Business Partner without prior approval from the CCO, who shall maintain a record of each such solicitation.

From time to time, the Firm or its employees may be solicited by Business Partners or otherwise wish to make Charitable Contributions. Employees must obtain pre-approval from the CCO for all business-related Charitable Contributions. Business-related Charitable Contributions include, but are not necessarily limited to, the following:

•	Charitable Contributions solicited by or on behalf of a Business Partner or Public Official; and

•	Charitable Contributions to be made to an organization associated with a Business Partner or Public Official.

Employees may otherwise make Charitable Contributions without preclearance or reporting.

6.	Reporting in ELF and Expense Reports

If a Business Partner provides Gifts, Entertainment, or Travel to multiple employees, each employee is individually responsible for reporting their receipt of such Gifts, Entertainment, or Travel in ELF. Conversely, if an employee provides Gifts, Meals, Entertainment, or Travel to a Business Partner and more than one employee participates, only one employee is required to report the item, event, or activity in ELF or in an expense report, but the employee must identify all participants in attendance.

Although employees may delegate the task of reporting into ELF or an expense report to a designee, the responsibility to ensure that all reporting complies with this policy and has been reported in an accurate and timely manner lies with each employee who received or gave the Gift, Meal, Entertainment, or Travel item.

Employees must make all certifications via ELF required by Compliance pertaining to Gifts, Meals, Entertainment, Travel, and Charitable Contributions.

H.	Outside Business Activities and Other Potential Conflicts of Interest

1.	General Provisions

The Firm requires that employees devote their full professional attention to the interests of the Firm and its Clients. Employees have a fiduciary duty towards Clients and must not place their personal interests before the interests of Clients or the Firm. Compliance with this duty can best be achieved by avoiding activities, interests, or associations outside of the Firm that could interfere with, or give the appearance of interfering with, an employee’s ability to act in the best interests of Clients or the Firm or perform work for Clients or the Firm objectively and effectively. Employees must fully disclose all material facts concerning potential Conflicts of Interest that do arise with respect to any Client or the Firm. The appearance of a Conflict of Interest may be just as harmful to the Firm’s reputation as an actual conflict.

An “Outside Business Activity” includes the following:

•	Being engaged in any outside business;

•	Being employed by, or receiving compensation from, any other person, entity, or organization;

•

Serving as a director of a public or private company or on the board (or in any similar capacity) of any other organization outside of your obligations to the Firm, including not-for-profit organizations; or

•	Being involved in any other endeavor that may interfere with your responsibilities to the Firm.

A potential “Conflict of Interest” occurs when the personal interests, activities, or relationships of an employee could potentially interfere or compete with the interests of Clients or the Firm.

Examples of potential Conflicts of Interest include the following (not an exhaustive list):

•

Either you or a Family Member serves as a director, officer, owner, partner, employee, or agent of, or consultant to, any firm or organization that does business with or seeks to do business with the Firm (e.g., Clients, prospective Clients, consultants, vendors, broker/dealers, custodian banks, etc.) or any competitor of the Firm;

•	Either you or a Family Member receives any compensation from, or has a direct or indirect Material Economic Interest in, any Business Partner or competitor of the Firm;

•	Either you or a Family Member is employed by a Government Entity; or

•	Either you or a Family Member is involved in any other activity, relationship, or association that could be perceived as a potential Conflict of Interest of your duties to Clients or the Firm.

A “Material Economic Interest” means an economic interest that could, or might reasonably be thought to, influence judgment or action. As an example, an investment representing less than one-tenth of 1% of a class of outstanding securities of a publicly held company would generally not be considered a Material Economic Interest.

2.	Restrictions on Outside Business Activities and Other Activities, Interests, and Relationships

Employees are prohibited from participating in an Outside Business Activity if the proposed activity could:

•	Violate any law or regulation;

•	Involve prolonged absences during business hours;

•

Interfere with, or give the appearance of interfering with, the employee’s ability to act in the best interests of Clients or the Firm or perform work for Clients or the Firm objectively and effectively; or

•	Create adverse publicity or potential liability for, or potentially harm the reputation of, the Firm.

No employee may:

•	Improperly cause the Firm to take action, or fail to take action, for their personal benefit rather than the benefit of Clients or the Firm;

•	Misuse their position with the Firm, or confidential information that belongs to Clients or the Firm, for personal gain; or

•	Compete with the Firm.

For example, an employee may not:

•	Commit the Firm to any agreement or arrangement with any entity in which they, directly or through a Family Member, have any Material Economic Interest;

•	Appropriate any business opportunity for personal gain;

•	Enter into any business or financial relationship personally with a Business Partner if such employee is responsible for the relationship between the Firm and the Business Partner;

•

Make any investment or enter into any transaction that, because of the employee’s position, is offered as a personal favor or is made available on terms or conditions more favorable than those generally available to the public; or

•	Engage in personal investment transactions to an extent that diverts the employee’s attention from or impairs the performance of their duties in relation to the business of the Firm and its Clients.

3.	Pre-Clearance Requirement

Employees must inform their immediate supervisor and obtain pre-clearance from the CCO via ELF before they engage in any Outside Business Activity.

All approved Outside Business Activities are subject to the following conditions:

•	The employee is prohibited from implying that they are acting on behalf of, or as a representative of, the Firm;

•	The employee is prohibited from using the Firm’s offices, equipment, or stationery for any purpose not directly related to the Firm’s business; and

•	The employee must immediately report to the CCO any material changes with respect to the Outside Business Activity, as well as any Conflicts of Interest that may arise after the activity is approved.

Since changing circumstances may require a reappraisal of an employee’s Outside Business Activities, WIC reserves the right to revoke a prior consent to engage in any Outside Business Activity at any time.

4.	Reporting Requirements

Employees are required to report all Outside Business Activities and any other activity, interest, or relationship that could present a potential Conflict of Interest or potentially harm the Firm’s reputation.

Employees have an ongoing obligation to provide updated information in ELF relating to any previously approved Outside Business Activity or potential Conflict of Interest should there be a material change to their title, position, or association with an organization or other relevant facts and circumstances.

Employees are required to disclose any affiliation with any company or fund that the Firm is considering for investment or is invested in on behalf of a Client.

Employees must also make all certifications via ELF required by Compliance pertaining to Outside Business Activities and potential Conflicts of Interest.

I.	Political Contributions and Activities

1.	General Provisions

Federal, state, and local laws and regulations place certain restrictions on Political Contributions and Political Activities of companies and their employees.

Such laws and regulations include, but are not limited to, Rule 206(4)-5 under the Advisers Act (also known as the “Pay-to-Play Rule”), all national, state, provincial, and other municipal election and campaign laws, all laws and regulations relating to the solicitation of investment advisory services from Government Entities, the FCPA (which generally prohibits US firms from making payments to non-US Officials for the purpose of obtaining or retaining business with, or directing business to, any person), and the UK Bribery Act (which governs how companies can behave when seeking overseas contracts).

As a result, a violation of these laws and regulations, including this policy, could cause the Firm to forfeit compensation, bar WIC from doing business (including forcing WIC to resign from an existing Client mandate), subject WIC to fines or penalties (including the two-year “time-out” provision in Rule 206(4)-5 under the Advisers Act), and damage WIC’s reputation.

All Political Contributions, including in-kind contributions and other payments made to Public Officials, and all Political Activities engaged in by the Firm or by employees of the Firm must comply with this policy and all applicable laws and regulations in the jurisdictions in which such Political Contributions are made or such Political Activities are engaged in.

Moreover, employees engaging in Political Activities are expected to do so as private citizens and must always make clear that their views and actions are their own, and not those of the Firm.

A.	General Restrictions and Prohibitions

The Firm and its employees are prohibited from engaging in the following activities:

•

Soliciting or Coordinating Political Contributions – The Firm and its employees are prohibited from solicitating or coordinating a Political Contribution from another employee or any other person or coercing or pressuring another employee or person to support or oppose any political candidate or election;

•

Use of Firm Facilities or Resources – The Firm and its employees are prohibited from using Firm assets, funds, equipment (e.g., letterhead, copy machines, phones, computers, fax machines, email, etc.), personnel, workplace or other resources for political campaigns, fundraising, or other similar political purposes without pre-approval from the CCO;

•	Political Office – No employee may seek political office or accept political appointment without first obtaining the requisite pre-approval(s) for Outside Business Activities;

•

Gifts and Entertainment – The Firm and its employees may not give or provide Gifts and/or Entertainment directly or indirectly to a Public Official (including immediate family members of the Public Official) without pre-approval from the CCO; and

•

Kickbacks and Bribes – The Firm and its employees are prohibited from making a Political Contribution or engaging in a Political Activity for the purpose of influencing a Public Official’s decision to hire or retain the Firm. Neither the Firm nor its employees may make any payment to a Public Official without pre-approval from the CCO.

Employees may not engage in pay-to-play conduct indirectly, such as by directing or funding Political Contributions through third parties such as spouses, lawyers, or companies affiliated with the Adviser, if that conduct would violate any law, rule, or regulation if the Adviser or employee did it directly.

Moreover, the Firm may not pay a third party, such as a solicitor or placement agent, to solicit a Government Entity on behalf of the Adviser, unless that third party is an SEC-registered investment adviser, broker-dealer, or municipal advisor subject to similar pay-to-play restrictions and the requirements for paid solicitation arrangements as described in the Firm’s Advertising and Marketing Policy are satisfied.

B.	Rule 206(4)-5 under the Advisers Act

Rule 206(4)-5 under the Advisers Act prohibits investment advisers from providing advisory services for compensation to a US Government Entity (i.e., any state or political subdivision or any agency, authority, or instrumentality thereof) either directly or through a covered investment pool14 if the adviser or its Covered Associates have made a Political Contribution within the previous two years to an elected official of a state (or political subdivision of a state) who is in a position to influence the selection of the adviser.

Exceptions - Political Contributions that would otherwise disqualify an adviser from providing investment advisory services to a US Government Entity can be made under the following circumstances:

•

De Minimis Contributions – SEC rules permit a Covered Associate to make contributions to US State/Local Officials for whom they were entitled to vote at the time of the contribution if, in the aggregate, the contributions do not exceed US$350 to any one official, per election. If the Covered Associate was not entitled to vote for the official at the time of the contribution, such contribution may not exceed US$150, in the aggregate, to any one official, per election.

•

New Covered Associates – Contributions made by new Covered Associates more than six months prior to joining the adviser will not disqualify the adviser, as long as such Covered Associates do not solicit Clients for the adviser.

•

Returned Contributions – In very limited circumstances, an adviser might not be disqualified from providing investment advisory services to a US Government Entity if the prohibited contribution was less than US$350, is discovered within four months of the date of the contribution, and returned within 60 days after the date of discovery. The Firm may not take advantage of this exception more than two times per calendar year, and not more than once per Covered Associate regardless of the time period.

C.	Lobbying Activities

For the purpose of this policy, “lobbying” is defined as the attempt to influence, or supporting the attempt to influence, the decisions of a Public Official or public entity, including but not limited to decisions surrounding the award or terms of a business contract or business arrangement. These activities can occur at the federal, state, or local levels and include activities done on behalf of the Firm by third parties.

Any employee who engages in lobbying activities may be construed as a lobbyist under relevant laws. The employee, third party, and/or the Firm may be required to register as a lobbyist with the relevant authorities and satisfy such authorities’ reporting requirements.

Lobbying activities engaged in or conducted by employees for personal or individual reasons are not subject to this policy as long as the employee does not (i) act as a representative of the Firm, or (ii) use Firm facilities or resources to promote any lobbying activity.

Employees should contact Compliance prior to engaging in any activities that could be construed as lobbying.

[14]

A “covered investment pool” means: (i) any investment company registered under the 1940 Act that is an investment option of a plan or program of a US Government Entity; or (ii) any company that would be an investment company under section 3(a) of the 1940 Act but for the exclusion provided from that definition by either section 3(c)(1), section 3(c)(7), or section 3(c)(11) of the 1940 Act (e.g., the Private Funds offered by the Firm).

2.	Pre-Clearance Requirement

All employees must obtain pre-approval from Compliance for all Political Contributions (whether at the federal, state, or local level) via the ELF system, including:

•	Political Contributions that are paid from accounts held in the name of the employee and those jointly held with others; and

•	Political Contributions that are made by the employee’s spouse, domestic partner, and/or minor children.

Employees must also obtain pre-approval from Compliance prior to engaging in any Political Activity or lobbying activity.

3.	Reporting Requirements

After obtaining pre-clearance, employees must ensure that all Political Contributions that they or their spouse, domestic partner, and/or minor children have made and all Political Activities they have engaged in are properly reported in ELF within 30 calendar days of the date the Political Contribution was made or the Political Activity occurred.

New employees are required to report all Political Contributions made within the two years preceding the start of employment with the Firm.15

Employees must also make all certifications via ELF required by Compliance pertaining to Political Contributions and Political Activities.

4.	Recordkeeping Requirements

Advisers that have US Government Entity Clients, or that provide investment advisory services to a covered investment pool in which a US Government Entity investor invests, are required to make and keep records for five years of:

•	The names, titles, and business and residence addresses of all Covered Associates;

•

All direct or indirect Political Contributions made by the Firm or Covered Associates to an official of a US Government Entity, or direct or indirect payments to a Political Party of a state or political subdivision thereof, or to a Political Action Committee. These records must include the name and title of each contributor, the amount and date of each contribution or payment, the name and title of each recipient (including any city/county/state or other political subdivision) of a contribution or payment, and whether any such contribution was the subject of the exception for certain returned contributions;

•

The name and business address of any person or entity to whom the Firm provides or agrees to provide, directly or indirectly, payment to solicit a US Government Entity for investment advisory services on its behalf;

•

All US Government Entities whose accounts were identified as those of a US Government Entity at or around the time of the initial investment to the Firm or one of its Client servicing employees or Covered Associates;

[15]	Rule 206(4)-5 under the Advisers Act includes a two-year “look back” provision for certain Covered Associates.

•	All US Government Entities that sponsor or establish a 529 Plan and have selected a fund advised by the Firm as an option to be offered by such 529 Plan;

•

All US Government Entities that have been solicited to invest in a fund advised by the Firm either (i) by a Covered Associate, or (ii) by an intermediary of the fund if a Covered Associate or Client servicing employee of the Firm participated in or was involved in such solicitation, regardless of whether such US Government Entity invested in the fund; and

•

All US Government Entities that invest in funds advised by the Firm whose accounts can reasonably be identified as being held in the name or for the benefit of such US Government Entity on the records of the fund or the transfer agent.

5.	Compliance Monitoring

Compliance will monitor all requests for new Client Accounts and subscriptions to identify any US federal, state, or local Government Entities (including pension and other benefit plans of such entities) that may become Clients of the Firm or investors in its funds. Compliance will review Political Contributions made by Covered Associates for the prior two years to determine whether the Firm will be permitted to provide services to such Clients or investors, and if contributions have been made, whether corrective action, including seeking a return of the contribution, should be taken. With respect to investment companies advised by the Firm, Compliance will obtain from the transfer agent, on a quarterly basis, a list of shareholder accounts that may be coded as Government Entities. Compliance will assess such information and make a reasonable determination as to whether the accounts are deemed to be a state or local US Government Entity.

J.	Anti-Bribery and Anti-Corruption

1.	General Provisions

WIC and its employees are subject to and must comply with the FCPA and, when applicable, the anti-bribery and anti-corruption laws of other jurisdictions in which the Firm does business (e.g., the UK Bribery Act).

The FCPA prohibits improper payment to, or other improper transactions with, non-US Officials to influence performance of official duties. The FCPA prohibits offering to pay, paying, promising to pay, or authorizing the payment, directly or indirectly through a third party, of money or anything of value to any non-US Official in order to influence any act or decision of the Official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business. The FCPA applies to US entities and persons and their officers, directors, and employees. Non-US persons are also subject to the FCPA to the extent that they carry out any part of any prohibited activity in or from the US.

Business and Client-related investment activities of the Firm that may raise issues under the FCPA include:

•	Raising funds or capital or seeking investment management Clients outside the US (including from foreign government or state-owned investment entities or sovereign wealth funds);

•	Acquisition of a significant or controlling interest in a non-US company;

•	Investment in an entity or joint venture owned or partially owned by a non-US government; and

•	Use of consultants, agents, or other third parties in soliciting non-US investors or Clients or in seeking or making non-US investments.

The Firm’s policy prohibits employees from offering or paying any Bribes or other types of improper inducements to any person for any purpose, nor shall employees solicit or accept any Bribes or improper inducements. This prohibition also includes Bribes or inducements indirectly offered or paid through an agent or another third party, and it applies irrespective of the source of the funds, item of value, or other advantage.

WIC also expects employees to act in accordance with the appropriate standards of professional and ethical conduct and to not engage in any corrupt activities or behavior.

2.	Prohibited Payments

Employees are prohibited from paying, offering to pay, or promising to pay money or anything of value (including Gifts, Meals, Entertainment, and Travel) to a Public Official, directly or indirectly, with the intent to induce the recipient to misuse his or her official position, to obtain any improper advantage or to direct business wrongfully to the Firm. Additional examples of the types of payments that may be considered payments of value that can violate the FCPA include:

•	In-kind contributions;

•	Investment opportunities;

•	Subcontracts;

•	Positions in joint ventures;

•	Favorable contracts;

•	Consulting fees;

•	Business opportunities or employment (hiring) opportunities for family members of Public Officials;
•	Political contributions; and

•	Charitable donations and sponsorships.

In certain cases, providing a payment or other inducement to a person known to be an immediate family member of a Public Official may be the equivalent of providing a thing of value to the Public Official directly. Similarly, providing a payment or other inducement to any person knowing that all or part of its will be passed on to a Public Official is equally subject to these restrictions.

3.	Permissible Payments

The FCPA permits payment or reimbursement of reasonable and bona fide expenses of a non-US Official

(e.g., travel and lodging expenses) relating to the promotion, demonstration, or explanation of a product or service or to the execution or performance of a contract with a foreign government. Even though not expressly permitted under the UK Bribery Act, guidance has been put forth by the regulator that it will not take action against a company if such expenditures are reasonable. Travel costs and modest and reasonable business Meals and Entertainment that are incidental to business discussions generally will fit within this exception.16

[16]

A Public Official generally should be invited to Meals and Entertainment events only when the Meal or Entertainment is incidental to genuine, necessary business discussions with the Public Official. For example, a modest Meal or Entertainment may be provided to a Public Official when it is incidental to lawful lobbying and complies with the laws and regulations of the local jurisdiction.

The giving of customary Gifts, or the provision of modest Meals or Entertainment in connection with business discussions to Public Officials, is not barred by the FCPA or UK Bribery Act so long as the provision of such benefits is not “corrupt”, meaning not intended to wrongfully influence the recipient. It is not likely that the giving of a customary and modest Gift, Meal, or Entertainment item is intended to influence the decision-making of a Public Official or to be perceived as such.

Gifts generally should be given to Public Officials only in connection with national, traditional, or religious holidays or, where customary, to celebrate significant personal events such as marriages or births. Gifts branded with the Firm’s logo are preferred if such Gifts are socially acceptable in the jurisdiction. Even branded Gifts should be given in small quantities having low cash value. Gifts should be given openly, so that supervisors of a Public Official can see that a Gift is being tendered. For example, it is preferable that Gifts be sent to the office of employment of a Public Official and not to his or her home, hotel, or other address.

The FCPA permits certain small “facilitating” or “expediting” payments to non-US Officials to ensure that they perform routine, non-discretionary governmental duties (e.g. expediting permits, licenses, or other official documents; processing governmental papers, such as visas and work orders; providing police protection, mail pick-up and delivery; providing phone service, power and water supply, or protecting perishable products; and scheduling inspections associated with contract performance or transit of goods across country). However, the UK, Canada, and certain other jurisdictions do not recognize the legality of Facilitation Payments and may not draw any distinction from Bribes.17

4.	Compliance Pre-Approval

Employees are required to obtain written approval from Compliance prior to:

•

Entering into an arrangement on behalf of the Firm or any of its Clients with a third-party intermediary who will act as placement agent or otherwise assist in the solicitation of investors or Clients outside the US;

•	Entering into a transaction on behalf of the Firm or any of its Clients for the acquisition of a significant or controlling interest in a non-US company;

•	Entering into a joint venture on behalf of the Firm or any of its Clients to be owned or to be partially owned by a foreign government or Public Official; and

•	Providing any Gift, Meal, Entertainment, or Travel item to a Public Official or immediate family member or guest of a Public Official.

For the avoidance of doubt, in the event an employee or agent determines that a failure to make a payment may result in personal harm or detention, the employee of agent should make such payment and report the incident to the CCO as soon as practicable for documentation as a possible exception to this policy.

[17]

Technically illegal under the UK Bribery Act, the UK Ministry of Justice guidance recognizes that total eradication is a long-term objective and will need to be worked towards over a period of time. The Organisation for Economic Co-operation and Development (OECD) in its Recommendation of the Council for Further Combating Bribery of Foreign Public Officials in International Business Transactions (November 2009) encourages companies to prohibit or discourage small Facilitation Payments.

5.	Use and Appointment of Agents

If the Firm uses a third-party agent, including a placement agent, to assist with introductions to investors, identifying potential investments, or marketing and distribution of the Firm’s funds and services, such agent will be subject to:

•	Due diligence prior to appointment;

•

A written agreement between the Firm and the agent. This agreement will contain an anti-bribery and anti-corruption clause which outlines the standards of conduct WIC expects from the agent based on this policy; and

•	Periodic attestations from the agent that they are in compliance with their written agreement with the Firm.

The type and scope of due diligence and number and type of attestations or certifications to be required in any case may vary depending on the circumstances and relative risk of each particular situation.

K.	Administration of the Code of Ethics

1.	Administering and Monitoring Compliance

The CCO is responsible for administering and monitoring compliance with the Code. The CCO shall:

•	Develop policies and procedures reasonably designed to implement and enforce the Code;

•

Be authorized to grant and document exceptions or exemptions on an individual or group basis, to any provision of the Code, provided that such exceptions or exemptions are consistent with the spirit of the principles of the Code and of the Firm (e.g., they would not be inconsistent with Clients’ interests) and applicable law;

•

Be authorized to designate one or more persons to have the authority and responsibility when necessary and appropriate to handle, without limitation, the compliance functions outlined within the Code, compliance manual, and other policies and procedures, including reviewing transaction and holdings reports and other reporting and certifications submitted by Access Persons;

•	Be authorized to resolve issues of whether information received by an employee constitutes MNPI;

•	Investigate any suspected violation of the Code and shall communicate promptly to an Access Person/employee any suspected violation of the Code by such person;

•	Be authorized to determine disciplinary sanctions or remedial action for violations of the Code;

•	Bring material violations of the Code to the Ethics Committee’s and Management Committee’s attention;

•	Conduct periodic training to explain and reinforce the terms of the Code;

•	Answer questions regarding the Code, and keep up-to-date on changes in applicable laws and regulations;

•

Maintain confidential information regarding personal transactions and holdings and only disclose such information to persons with clear need-to-know, including regulators and other parties when required or deemed necessary or appropriate by the CCO in conformance with law or the provisions of the Code; and

•	Review the Code on at least an annual basis for adequacy and the effectiveness of its implementation and recommend to the Management Committee any amendments as are necessary or appropriate.

No member of Compliance may review his or her own transactions.18

The CCO will also review the Adviser’s Form ADV, Part 2A brochure on at least an annual basis to ensure that the brochure accurately described the Firm’s Code and any Conflicts of Interest that may arise from the personal trading and other activities by Access Persons/employees.

2.	Confidentiality

Compliance will use its best efforts to assure the personal holdings information of Access Persons is treated confidentially. However, the Firm is required by law to review, retain, and, in certain circumstances, disclose documents containing personal holdings information. Therefore, such information will be available for inspection by appropriate regulatory agencies and by other parties within and outside the Firm as necessary to evaluate compliance with the Code or other requirements applicable to the Firm.

Information relating to violations of the Code and certain employee activities (e.g., Outside Business Activities and Conflicts of Interest) may be reportable to Clients, regulators, and other parties as required by law.

3.	Training

All Access Persons/employees are required to attend any mandatory training sessions conducted by Compliance concerning the Code.

4.	Recordkeeping Requirements

Copies of Access Person/employee reports and certifications, pre-clearance requests, confirmations, and account statements, compliance reviews, and each version of the Code will be maintained as required by applicable recordkeeping requirements. A record of all persons who are or were required to make reports pursuant to the Code, and the period(s) they were required to do so, and a record of each violation of the Code, and of any action taken as result of the violation, will also be maintained.

5.	Violations

Failure of any Access Person/employee to obtain proper approvals or make any report as required under the Code may result in sanctions. Sanctions or remedies could include, but are not necessarily limited to, a letter of reprimand, escalation to management, fines donated to charity, forced sale of Securities, forfeiture of or reimbursement for any item received, profit disgorgement, suspension of personal trading rights, and/or suspension or termination of employment. In addition, violators may be subject to civil or criminal penalties.

[18]

The Firm currently has two compliance officers. The Compliance Officer is responsible for reviewing the CCO’s transaction reports and vice versa. In the absence of the Compliance Officer, the Firm’s Managing Member will be responsible for reviewing the CCO’s compliance with the Code.

Final disciplinary sanctions or remedial action will be determined by the CCO and/or the Firm’s Ethics Committee, which may take into account certain factors, including, but not limited to, whether the violation was inadvertent, any pattern or practice of violations, the materiality of the activity, and any harm caused.

Where an Access Person is required to reverse a transaction in question and forfeit any profit or absorb any loss associated or derived as a result, the amount of profit shall be calculated by Compliance and shall be remitted by the Access Person to a charitable organization or other place selected by the Firm. The Access Person must provide evidence of the remittance no later than 10 calendar days after being notified in writing by Compliance of the amount to be remitted.

Failure to abide promptly to a directive from the CCO or management to reverse a trade or forfeit profits or to take other corrective steps requested by the Firm (e.g., actively seeking the return of a Political Contribution in violation of the Code) may result in the imposition of additional sanctions.

6.	Reporting Violations

As required by Rule 204A-1 under the Advisers Act, Access Persons are required to report any violation, whether actual or suspected, of the Code promptly to the CCO. It will be considered a violation of the Code for an Access Person to fail to report a known violation or withhold relevant or material information concerning a known violation of the Code.

Any reports of violations from Access Persons/employees will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

Reports of violations of the Code may be submitted to the CCO on an anonymous basis. Access Persons/employees who wish to report a violation anonymously may do so by sending a letter to the CCO marked as “Personal and Confidential”. If the CCO is involved in the violation or is unreachable, Access Persons/employees may report a violation to the Firm’s Managing Member.

Retaliation against any Access Person/employee who reports a violation in good faith is prohibited and constitutes a further violation of the Code. Furthermore, nothing in this section of the Code, or in any other Firm policy, restricts the ability of an Access Person/employee to report matters to the SEC, or to take any other action in conformance with the SEC’s Whistleblower Rules under Section 21F of the 1934 Act.

L.	Mutual Fund Board Reporting and Approval of the Code of Ethics

The Firm serves as adviser or sub-adviser to a number of mutual funds and ETFs. The Board of Trustees of each mutual fund and ETF advised or sub-advised by the Firm, including a majority of the independent trustees/directors, must approve the Firm’s Code of Ethics. In addition, no less frequently than annually, the Firm must provide each mutual fund Board a written report that:

•

Describes any issues arising under the Code since the previous report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

•	Certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

The Firm’s CCO is required to notify the Board of each mutual fund and ETF advised or sub-advised by the Firm of any material changes to the Code of Ethics within six months of adoption of any such change. The CCO will also provide a memorandum describing the changes to the Code and the reasons for the changes, if applicable.

3.1	CODE OF ETHICS SUPPLEMENT DATED JUNE 7, 2021

Effective immediately, the following changes are applicable to the Code:

1.	All references to “ELF” in the Code are replaced with “ComplianceAlpha.”

This change is a result of the Firm’s upgrade from ACA Compliance Group’s Compliance Employee Level Filing (ELF) platform to the Employee Compliance module of ACA Compliance Group’s ComplianceAlpha platform, effective June 7, 2021.

2.	Section ‘D.3. Pre-Clearance Requirement’ is amended as follows:

•	A. Private Placements/Limited Offerings

Access Persons may submit a request to transact in a Limited Offering (i.e., a Private Placement) directly in ComplianceAlpha without having to first submit the request via email to Compliance.

•	B. Pre-Clearance Procedures for Investment, Risk, Operations, and Data and Technology Team Members

This section is removed in entirety. Investment, Risk, Operations, and Data and Technology team members no longer are required to obtain written approval from the Trading team prior to requesting pre-clearance in ComplianceAlpha.

•	C. Exceptions to the Pre-Clearance Requirement

Pre-clearance is no longer required for transactions in funds that are advised/sub-advised by WIC and that are held directly within the Water Island Capital, LLC Retirement Plan (an “Exempt Account”).19

3.	Section ‘E.2. Sale of a Restricted Security’ is amended as follows:

•	The second bullet is replaced with the following:

“A pre-approval request must be submitted through ComplianceAlpha. Once pre-approval has been rejected (denied) by ComplianceAlpha, the Access Person must then submit the request to Trading staff by e-mail, copying Compliance; and”20

[19]

For the avoidance of doubt, pre-clearance of transactions in funds that are advised/sub-advised by WIC in any account outside of the Water Island Capital, LLC Retirement Plan is still required (in ComplianceAlpha).

[20]

For the avoidance of doubt, this procedure only pertains to sales of Securities that have been denied in ComplianceAlpha, and Compliance is under no obligation to inform any Access Person the reason for any rejection of a transaction regardless of any discussions with (or communications from) Trading staff.